Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

April 15, 2020

Essential Utilities, Inc.

762 W. Lancaster Avenue

Bryn Mawr, Pennsylvania 19010-3489

Ladies and Gentlemen:

We have acted as counsel to Essential Utilities, Inc. (formerly known as Aqua America, Inc.), a Pennsylvania corporation (the “Company”), in connection with the Registration Statement on Form S-3 (File No. 333-223306) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company from time to time of an indeterminate initial offering price of, among other securities, senior debt securities of the Company.

We have examined the Registration Statement; the Underwriting Agreement dated April 13, 2020 (the “Underwriting Agreement”), between the Company and the underwriters named therein pursuant to which such underwriters have agreed to purchase $500,000,000 aggregate principal amount of 2.704% Senior Notes due 2030 (the “2030 Notes”) and $600,000,000 aggregate principal amount of 3.351% Senior Notes due 2050 (together with the 2030 Notes, the “Notes”) issued by the Company; and the Indenture, dated as of April 23, 2019 (the “Base Indenture”), between the Company and U.S. Bank N.A., as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of April 23, 2019 (the “First

Essential Utilities, Inc.	- 2 -	April 15, 2020

Supplemental Indenture”), between the Company and the Trustee, and the Fourth Supplemental Indenture dated as of April 15, 2020 (the “Fourth Supplemental Indenture” and, together with the Base Indenture and the First Supplemental Indenture, the “Indenture”), between the Company and the Trustee; and duplicates of the global notes representing the Notes. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

In rendering the opinion set forth below, we have assumed further that (1) the Company is validly existing and in good standing under the law of the Commonwealth of Pennsylvania and has duly authorized, executed, issued and delivered the Underwriting Agreement, the Indenture and the Notes, as applicable, in accordance with its organizational documents and the law of the Commonwealth of Pennsylvania, (2) the execution, issuance, delivery and performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or violation of its organizational documents or violate the law of the Commonwealth of Pennsylvania or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York) and (3) the execution, issuance, delivery and

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performance by the Company of the Underwriting Agreement, the Indenture and the Notes, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon the Company.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinion set forth above is subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of (A) Section 1.10 of the Base Indenture, (B) Section 2.6 of the First Supplemental Indenture and (C) Section 9.04 of the Fourth Supplemental Indenture, in each case relating to the separability of provisions of the Indenture.

We do not express any opinion herein concerning any law other than the law of the State of New York.

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We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Report on Form 8-K of the Company filed with the Commission in connection with the offer and sale of the Notes and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP